Exhibit 4.24.13

LETTER AGREEMENT Noº. 2.7

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA,

Avenida Calle 26

No. 59-15 Bogota,

Colombia

GRUPO TACA HOLDINGS LIMITED

Winterbotham Place,

Marlborough and Queen Streets

P.O. Box N-3026 Nassau,

the Bahamas

Subject: ENGINE SELECTION

GRUPO TACA HOLDINGS LIMITED, AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA (jointly and severally referred to as the “Buyer”) and AIRBUS S.A.S. (the “Seller”) have entered into an A320neo Family Purchase Agreement (the “Agreement”) on April 30th, 2015 which covers, among other things, the manufacture and the sale by the Seller and the purchase by the Buyer of the Aircraft under the terms and conditions in said Agreement.

The Buyer and the Seller have agreed to set forth in this Letter Agreement N°2.7 (the “Letter Agreement Nº2.7”) certain additional terms and conditions regarding the Aircraft.

Capitalized terms used herein and not otherwise defined in this Letter Agreement N°2.7 shall have the meanings assigned thereto in the Agreement.

Both Parties agree that this Letter Agreement Nº2.7, upon execution hereof, shall constitute an integral, nonseverable part of said Agreement, that the provisions of said Agreement are hereby incorporated herein by reference, and that this Letter Agreement N°2.7 shall be governed by all the provisions of the Agreement; as such provisions have been specifically amended pursuant to this Letter Agreement Nº2.7. If there is any inconsistency between the provisions of the Agreement and the provisions of this Letter Agreement Nº2.7 then the provisions of this Letter Agreement Nº2.7 will govern.

0	PREAMBLE

The Buyer wishes to amend the engine selection concerning (i) two (2) A319 Aircraft and (ii) two (2) A320 Aircraft.

This Letter Agreement Nº2.7 documents the amendments to the Agreement agreed between the Parties to achieve this objective.

1	AMENDED PROVISIONS

1.1.	The Appendix 2 to the Letter Agreement N°2 of the Agreement, as amended from time to time, is hereby deleted and replaced in its entirety by the Appendix 2 attached hereto, to clarify for which Aircraft Propulsion Systems have already seen selected by the Buyer.

1.2.	The Appendix 9 to the Letter Agreement N°2 of the Agreement, as amended from time to time, is hereby deleted and replaced in its entirety by the Appendix 9 attached hereto, to incorporate the amendment to the engine selection of two (2) A319 Aircraft number 11 and 50 and two (2) A320 Aircraft number 62 and 63.

2	PAYMENTS

As a consequence of Clause 1.1 above (Propulsion Systems selection open as of the date of this Letter Agreement No 2.7 for Aircraft No 11, 50, 62 and 63), the Seller has received from the Buyer as of the date hereof Predelivery Payments ahead of their due date in an amount of USD [**]. Such amount shall be applied in reduction of the next Predelivery Payment obligation(s) of the Buyer towards the Seller. The amounts per Aircraft are detailed as follows:

Aircraft Number	Aircraft Type	Scheduled Delivery Period	Amount
11	A319	2021	[**]
50	A319	2021	[**]
62	A320	Q4 2020	[**]
63	A320	Q4 2020	[**]

3	ASSIGNMENT

Except as provided in Clause 21 of the Agreement, this Letter Agreement N°2.7 is not transferable, and the Buyer’s rights under this Letter Agreement N°2.7 shall not be assigned, sold, transferred or otherwise alienated by operation of law or otherwise to any person other than the Buyer. Any unauthorised assignment, sale, transfer or other alienation of the Buyer’s rights under this Letter Agreement N°2.7 with respect to any Aircraft will be void and without effect.

4	CONFIDENTIALITY

This Letter Agreement N°2.7 (and its existence) shall be treated by both parties as confidential in accordance with Clause 22.15 of the Agreement.

5	COUNTERPARTS

This Letter Agreement N°2.7 may be signed in any number of separate counterparts. Each counterpart, when signed and delivered (including counterparts delivered by facsimile transmission) shall be an original, and the counterparts together shall constitute one and the same instrument.

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

6	INTERPRETATION AND LAW

THIS LETTER AGREEMENT N°2.7 SHALL BE GOVERNED BY AND CONSTRUED AND THE PERFORMANCE THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

If the foregoing correctly sets forth our understanding, please execute three (3) originals in the space provided below and return one (1) original of this Letter Agreement N°2.7 to the Seller.

Agreed and Accepted

For and on behalf of

AIRBUS S.A.S.

Title: Senior Vice President Contracts

Signature: /s/ Christophe Mourey

Agreed and Accepted	Agreed and Accepted

For and on behalf of	For and on behalf of

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA	GRUPO TACA HOLDINGS LIMITED

Title:	Renato Covelo	Title:	WND Limited
Title:	Secretary General - Officer	Title:	Director
Signature:	/s/ Renato Covelo	Signature:	/s/ WND Limited

Date: November 03, 2017